UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 16, 2010

Cosi, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50052	06-1393745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1751 Lake Cook Road, 6th Floor; Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (847) 597-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 16, 2010, Cosi, Inc. (the “Company”) received a letter from the Nasdaq staff stating that the Company has failed to comply with the $1.00 minimum bid price required for continued listing of its common stock on The Nasdaq Global Market set forth in Nasdaq Listing Rule 5450(a)(1) and, as a result, the Company's common stock is subject to delisting. The letter also stated that the Company may appeal the staff determination to a Nasdaq Listing Qualifications Panel.

The Company intends to appeal the staff determination to a Nasdaq Listing Qualifications Panel. Although there can be no assurance that the Panel will grant the Company's request for continued listing, the appeal will stay the delisting of the Company's stock from The Nasdaq Global Market pending the Panel's decision. The Company intends to present a plan that includes a discussion of the events that it believes will enable it to regain compliance with Nasdaq Listing Rule 5450(a)(1), which plan will include a commitment to effect a reverse stock split, if necessary.  In connection with this plan, the Board of Directors has authorized submitting a proposal to the Company’s stockholders at the Company’s annual meeting asking the shareholders to approve a reverse split which -- if approved – the Company believes will satisfy Nasdaq's minimum bid price per share requirement.  If approved, the reverse stock split would only be effected if the Company has not otherwise satisfied the NASDAQ minimum price requirement prior to the split.

On March 22, 2010, the Company issued a press release announcing the receipt of the letter from Nasdaq. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01                      Other Events.

On March 22, 2010, the Company issued a press release announcing the receipt of the letter from Nasdaq. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.
99.1	Press Release of Cosi, Inc., dated March 22, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2010	COSI, INC. /s/ William Koziel Name: William Koziel Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)
99.1	Press Release of Cosi, Inc., dated March 22, 2010.	E